Exhibit 99.1

NEWS RELEASE

VULCAN INTERNATIONAL CORPORATION

Executive Offices:

300 Delaware Avenue,  Suite 1704

Wilmington, Delaware  19801

IMMEDIATE RELEASE

February 1, 2005

The Board of Directors of Vulcan International Corporation at a Director's meeting held February 1, 2005 declared a regular quarterly dividend of 5 cents per share on the common stock of the Company, payable March 15, 2005 to shareholders of record March 4, 2005.

Vulcan International Corporation is the parent of Vulcan Corporation, a Tennessee manufacturer of rubber and foam products and the parent of Vulcan Property Management Company which manages property in Cincinnati, Ohio.

Attribute to Benjamin Gettler, Chairman of the Board and President

For more information: Contact Vernon E. Bachman, Vice President

   Secretary and Treasurer at (513) 621-2850